                                                                    EXHIBIT 4.18

                                NTL INCORPORATED

                              110 EAST 59TH STREET

                                   26TH FLOOR

                            NEW YORK, NEW YORK 10022

To Banks, Brokers, and Other Nominees:

     We are sending you this letter in connection with the grant to our shareholders of transferable rights to purchase shares of our common stock at a
purchase price of $[     ] in cash per share. We have described the rights and
the rights offering in the enclosed prospectus dated [          ], 2003. The
rights are evidenced by rights certificate(s) registered in your name or the name of your nominee(s).

     We are asking you to contact your clients for whom you hold our common stock registered in your name or in the name of your nominee(s) to obtain their instructions. If the beneficial owner wishes to purchase shares of our common stock through the rights offering, you should complete the appropriate rights certificates and submit them to the subscription agent with the proper payment. If you hold shares of our common stock for the account(s) of more than one client, you may aggregate your exercise of rights for all your clients, provided that you identify the number of rights you are exercising for each client. Please note that you do not have to provide the name or other identity of your client. You may exercise such rights in the aggregate by completing the form entitled "Nominee Holder Certification" which we have enclosed.

     If you hold shares of our common stock for clients whose address is outside the United States, you must not attempt to exercise any rights on behalf of them unless you or your client have provided evidence satisfactory to us that your client falls within the permitted categories of UK or Cayman Islands persons described in the prospectus or you provide evidence that is satisfactory to us, like a legal opinion from local counsel, that it is otherwise lawful for your client to receive and exercise rights. If you can provide us with this evidence, your client will be entitled to receive and exercise rights. This evidence must
be provided to us on or prior to [          ], 2003.

     We have enclosed several copies of the following documents for your use:

     1.  The prospectus;

     2. The "Instructions For Completion of Your NTL Incorporated Rights Certificates;"

     3. Guidelines for Certification of Taxpayer Identification Number on Form W-9;

     4. A form letter which may be sent to your clients for whose accounts you hold common stock registered in your name or the name of your nominee;

     5. A "Beneficial Owner Election" form, on which you may obtain your client's instructions with regard to the rights;

     6.  A "Nominee Holder Certification" form;

     7.  A "Notice of Guaranteed Delivery;" and

     8. A return envelope addressed to Continental Stock Transfer & Trust Company, the subscription agent.

     The rights offering will expire on [          ], 2003, unless extended by
us. Accordingly, we request that you act promptly. You may obtain additional copies of the enclosed materials and may request assistance or information from the information agent, D.F. King & Co., Inc. Please call (212) 269-5550.

                                         Very truly yours,

                                         NTL INCORPORATED

YOU ARE NOT AN AGENT OF CONTINENTAL STOCK TRANSFER & TRUST COMPANY, D.F. KING & CO., INC., NTL INCORPORATED OR ANY OTHER PERSON WHO IS DEEMED TO BE MAKING OR WHO IS MAKING OFFERS OF SHARES OF OUR COMMON STOCK IN THE RIGHTS OFFERING. YOU ARE NOT AUTHORIZED TO MAKE ANY STATEMENTS ON THEIR OR OUR BEHALF, EXCEPT FOR STATEMENTS MADE IN THE PROSPECTUS.

                        [BANK, BROKER OR OTHER NOMINEE]

To Our Clients:

     We are sending you this letter because we hold shares of common stock, par value $0.01 per share, of NTL Incorporated (the "Company") for you. The Company has granted to its shareholders transferable rights to purchase shares of its common stock.

     We have enclosed a copy of the following documents:

     1.  The prospectus dated [          ], 2003; and

     2. A "Beneficial Owner Election Form" which you can use to tell us what you would like to do with your rights.

     As described in the prospectus, you will receive [     ] transferable
rights for each share of the Company's common stock you own on [          ],
2003, the record date for the rights offering. Each right entitles you to
purchase one share of the Company's common stock at a purchase price of $[     ]
in cash per share. The Company refers to this as your basic subscription privilege. In addition, if all rights granted to stockholders are not exercised, you will have an over-subscription privilege that may entitle you to purchase additional shares at the same purchase price per share as you paid in exercising the basic subscription privilege. The number of shares you may receive under the over-subscription privilege is subject to proration and the other limitations described in the prospectus. Refer to the sections in the prospectus titled "Questions and Answers About The Rights Offering" and "Rights Offering -- Subscription Privileges." Your election to exercise the over-subscription privilege must be made at the same time you exercise your basic subscription privilege.

     Please note that if you are outside the United States, no offer or invitation to exercise rights and purchase shares is being made to you by the Company, and you must not attempt to exercise or transfer any rights. However,
you may exercise or transfer your rights if, on or prior to [          ], 2003,
you provide evidence that is satisfactory to the Company that you fall within the permitted categories of UK or Cayman Islands persons described in the prospectus or you provide evidence that is satisfactory to the Company, like a legal opinion from local counsel, that it is otherwise lawful for you to receive and exercise rights.

     The materials enclosed are being sent to you as the beneficial owners of the shares of common stock carried by us in your account but which are not registered directly in your name. EXERCISES AND SALES OR TRANSFERS OF THE RIGHTS MAY BE MADE ONLY BY US AS THE RECORD OWNER PURSUANT TO YOUR INSTRUCTIONS. Accordingly, we request instructions as to whether you wish us to purchase any shares of common stock or sell or transfer any of your rights. However, we urge you to read the enclosed documents carefully before instructing us to exercise, sell or otherwise transfer your rights.

     Your instructions should be sent to us in order to permit us to exercise or sell your rights on your behalf in accordance with the terms of the rights offering. YOUR RIGHT TO EXERCISE YOUR RIGHTS EXPIRES AT 5:00 P.M., NEW YORK CITY
TIME, ON [          ], 2003, UNLESS THE TIME PERIOD FOR EXERCISING YOUR RIGHTS
IS EXTENDED. ACCORDINGLY, WE REQUEST THAT YOU ACT PROMPTLY. Once you have exercised a right, your exercise may not be revoked.

     If you wish to have us, on your behalf, exercise the rights for shares of common stock or sell rights, please instruct us by completing, executing and returning the enclosed form entitled "Beneficial Owner Election Form".

                                         Very truly yours,

                                         [Bank, Broker or Other Nominee]